UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 8, 2017

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)(c) On December 8, 2017, the Board of Directors of Spirit AeroSystems Holdings, Inc. (the “Company”) appointed John Gilson, age 46, as the Company’s Principal Accounting Officer (“PAO”) effective immediately after the filing of the Company’s Annual Report on Form 10-K for the 2017 fiscal year (the “PAO Effective Time”). Mark Suchinski, the current PAO, will continue to act as such until the PAO Effective Time.

Currently, Mr. Gilson serves as Controller of Government Systems Airborne Solutions at Rockwell Collins, Inc. (“Rockwell”), a role he has occupied since 2016. From 2008 to 2015, Mr. Gilson served as Controller of Commercial Systems, Air Transport Systems at Rockwell. In such roles, Mr. Gilson was responsible for leading financial teams to meet overall financial objectives, establishing baselines for development programs to measure performance through estimates at completion, authorizing and developing customer proposals, and participating in external reporting under the Securities Exchange Act of 1934, as amended. From 1994 to 2008, Mr. Gilson held a number of other accounting and financial roles at Rockwell. Mr. Gilson received a Bachelor of Arts in Accounting from University of Northern Iowa and a Master of Business Administration from University of Iowa. Mr. Gilson holds a Certified Public Accountant certificate (inactive).

Mr. Gilson has no familial relationships with any executive officer or director of the Company. There are no related party transactions involving Mr. Gilson that are reportable under Item 404(a) of Regulation S-K.

The Company entered into an employment agreement with Mr. Gilson, effective as of January 8, 2018, the date he will begin employment with the Company as Vice President of Finance and Controller (the “Hire Date”). The employment agreement provides that Mr. Gilson will receive an annual salary of $280,000, which salary may be adjusted from time to time based on Mr. Gilson’s performance. The employment agreement provides that Mr. Gilson will receive a cash sign-on award of $200,000 payable within thirty days after the Hire Date, subject to repayment in the event that Mr. Gilson is terminated for cause or resigns for any reason within three years after payment of the award. In addition, Mr. Gilson is eligible to participate in the compensation programs and benefit plans provided to other senior executives of the Company, as described on pages 33-40 of the Company’s Proxy Statement for its 2017 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on March 24, 2017. Mr. Gilson will be entitled to receive an annual cash award under the Company’s Short-Term Incentive Plan with a target value equal to $140,000, or 50% of his base salary, if target performance goals are reached, and up to $280,000, or 100% of his base salary, if outstanding performance goals are reached. Subject to approval by the Company’s Compensation Committee, Mr. Gilson will receive an annual award under the Long-Term Incentive Plan under the Company’s 2014 Omnibus Incentive Plan with a value equal to $210,000, or 75% of his base salary.

The employment agreement is effective for an initial term of two years and is automatically extended for one-year periods thereafter, unless either party provides 90-day written notice of non-renewal, subject to earlier termination at the election of either Mr. Gilson or the Company for any reason in accordance with the employment agreement. In general, if Mr. Gilson’s employment is terminated, the Company will pay Mr. Gilson his compensation only through the last day of his employment, and, except as may otherwise be expressly provided in any Company benefit plans, the Company will have no further obligation to Mr. Gilson.

If Mr. Gilson’s employment is terminated without Cause before the expiration of two years after the effective date of the employment agreement, and for so long as Mr. Gilson is not in breach of his non-compete, non-solicitation and confidentiality obligations (as described below), he will be entitled to severance benefits, pursuant to which Spirit will (i) continue to pay Mr. Gilson his base salary in effect immediately before termination of his employment for a period of 12 months and (ii) pay the costs of COBRA medical and dental benefits coverage for a period of 6 months. Except as may otherwise be expressly provided in any Company benefit plans, the Company will have no further obligation to Mr. Gilson.

The Employment Agreement contains restrictive covenants for the Company’s benefit that provide for protection of confidential information and non-competition and non-solicitation during Mr. Gilson’s employment and for up to two years after termination of Mr. Gilson’s employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: December 14, 2017	By:	/s/ Stacy Cozad
		Name:	Stacy Cozad
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary